CFO Commentary on First Quarter Fiscal 2025 Results
Q1 Fiscal 2025 Summary

GAAP
($ in millions, except earnings per share)	Q1 FY25	Q4 FY24	Q1 FY24	Q/Q	Y/Y
Revenue	$26,044	$22,103	$7,192	Up 18%	Up 262%
Gross margin	78.4%	76.0%	64.6%	Up 2.4 pts	Up 13.8 pts
Operating expenses	$3,497	$3,176	$2,508	Up 10%	Up 39%
Operating income	$16,909	$13,615	$2,140	Up 24%	Up 690%
Net income	$14,881	$12,285	$2,043	Up 21%	Up 628%
Diluted earnings per share	$5.98	$4.93	$0.82	Up 21%	Up 629%

Non-GAAP
($ in millions, except earnings per share)	Q1 FY25	Q4 FY24	Q1 FY24	Q/Q	Y/Y
Revenue	$26,044	$22,103	$7,192	Up 18%	Up 262%
Gross margin	78.9%	76.7%	66.8%	Up 2.2 pts	Up 12.1 pts
Operating expenses	$2,501	$2,210	$1,750	Up 13%	Up 43%
Operating income	$18,059	$14,749	$3,052	Up 22%	Up 492%
Net income	$15,238	$12,839	$2,713	Up 19%	Up 462%
Diluted earnings per share	$6.12	$5.16	$1.09	Up 19%	Up 461%

Revenue by Reportable Segments
($ in millions)	Q1 FY25	Q4 FY24	Q1 FY24	Q/Q	Y/Y
Compute & Networking	$22,675	$17,898	$4,460	Up 27%	Up 408%
Graphics	3,369	4,205	2,732	Down 20%	Up 23%
Total	$26,044	$22,103	$7,192	Up 18%	Up 262%

Revenue by Market Platform
($ in millions)	Q1 FY25	Q4 FY24	Q1 FY24	Q/Q	Y/Y
Data Center	$22,563	$18,404	$4,284	Up 23%	Up 427%
Compute	19,392	15,073	3,357	Up 29%	Up 478%
Networking	3,171	3,331	927	Down 5%	Up 242%
Gaming	2,647	2,865	2,240	Down 8%	Up 18%
Professional Visualization	427	463	295	Down 8%	Up 45%
Automotive	329	281	296	Up 17%	Up 11%
OEM and Other	78	90	77	Down 13%	Up 1%
Total	$26,044	$22,103	$7,192	Up 18%	Up 262%

We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Data Center, Gaming, Professional Visualization, and Automotive.
Revenue
Revenue was a record $26.0 billion, up 262% from a year ago and up 18% sequentially.
Data Center revenue was a record, up 427% from a year ago and up 23% sequentially. Data Center compute revenue was $19.4 billion, up 478% from a year ago and up 29% sequentially. These increases reflect higher shipments of the NVIDIA Hopper GPU computing platform used for training and inferencing with large language models, recommendation engines, and generative AI applications. Networking revenue was $3.2 billion, up 242% from a year ago on strong growth of InfiniBand end-to-end solutions, and down 5% sequentially due to the timing of supply. Strong sequential Data Center growth was driven by all customer types, led by Enterprise and Consumer Internet companies. Large cloud providers continued to drive strong growth as they deploy and ramp NVIDIA AI infrastructure at scale, representing mid-40% of our Data Center revenue.
Gaming revenue was up 18% from a year ago and down 8% sequentially. The year-on-year increase primarily reflects higher demand. The sequential decrease reflects seasonally lower GPU sales for laptops.
Professional Visualization revenue was up 45% from a year ago and down 8% sequentially. The year-on-year increase primarily reflects higher sell-in to partners following the normalization of channel inventory levels. The sequential decrease was primarily due to desktop workstation GPUs.
Automotive revenue was up 11% from a year ago and up 17% sequentially. The year-on-year increase was driven primarily by self-driving platforms. The sequential increase was driven by AI Cockpit solutions and self-driving platforms.
Gross Margin
GAAP and non-GAAP gross margins for the first quarter increased significantly from a year ago on strong Data Center revenue growth primarily driven by our Hopper GPU computing platform. Sequentially, GAAP and non-GAAP gross margins benefited from lower inventory charges. As noted last quarter, both the fourth quarter of fiscal 2024 and the first quarter of fiscal 2025 benefited from favorable component costs.
Expenses
GAAP operating expenses were up 39% from a year ago and up 10% sequentially, and non-GAAP operating expenses were up 43% from a year ago and up 13% sequentially. The increases were primarily driven by compensation and benefits, reflecting growth in employees and compensation.
Other Income & Expense and Income Tax
GAAP other income and expense (OI&E) includes interest income, interest expense, gains and losses from non-affiliated investments and other. Non-GAAP OI&E excludes the gains or losses from non-affiliated investments and the portion of interest expense from the amortization of the debt discount.
Interest income was $359 million, up from a year ago and sequentially, primarily reflecting higher cash balances. Net realized and unrealized gains from non-affiliated investments were $69 million, reflecting fair value adjustments.
GAAP effective tax rate was 13.9%, an increase from a year ago reflecting the lower effect of tax benefits from the foreign derived intangible income deduction and stock-based compensation relative to the increase in pre-tax income. Non-GAAP effective tax rate for the first quarter was 17.0%.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $31.4 billion, up from $15.3 billion a year ago and $26.0 billion a quarter ago. The increases primarily reflect higher revenue partially offset by stock repurchases.
Accounts receivable was $12.4 billion with days sales outstanding (DSO) of 43. Accounts receivable reflects $429 million of customer payments received prior to next quarter’s invoice due date.
Inventory was $5.9 billion with days sales of inventory (DSI) of 95. Purchase commitments and obligations for inventory and manufacturing capacity were $18.8 billion. Prepaid supply agreements were $5.6 billion.
Other non-inventory purchase obligations were $10.6 billion, including $8.8 billion of multi-year cloud service agreements. We expect cloud service agreements to be used to support our research and development efforts and our DGX Cloud offerings. As of the end of the first quarter, we had additional commitments of approximately $1.2 billion to complete business combinations and purchase assets, subject to closing conditions.
Cash flow from operating activities was $15.3 billion, up from $2.9 billion a year ago and $11.5 billion a quarter ago. The year-on-year increase reflects higher revenue, and the sequential increase reflects higher revenue and lower cash taxes. We expect a substantial increase in cash taxes in the second quarter related to federal and state estimated tax payments.
We utilized cash of $7.8 billion towards shareholder returns, including $7.7 billion in share repurchases and $98 million in cash dividends.
We announced a ten-for-one forward stock split of our issued common stock to make stock ownership more accessible to employees and investors. The split will be effected through an amendment to our Restated Certificate of Incorporation, which will result in a proportionate increase in the number of shares of authorized common stock. Each record holder of common stock as of the close of market on Thursday, June 6, 2024 will receive nine additional shares of common stock, to be distributed after the close of market on Friday, June 7, 2024. Trading is expected to commence on a split-adjusted basis at market open on Monday, June 10, 2024.
We also announced a 150% increase in our quarterly cash dividend from $0.04 per share to $0.10 per share of common stock. The increased dividend is equivalent to $0.01 per share on a post-split basis and will be paid on Friday, June 28, 2024, to all shareholders of record on Tuesday, June 11, 2024.
Second Quarter of Fiscal 2025 Outlook
Outlook for the second quarter of fiscal 2025 is as follows:
•Revenue is expected to be $28.0 billion, plus or minus 2%.
•GAAP and non-GAAP gross margins are expected to be 74.8% and 75.5%, respectively, plus or minus 50 basis points. For the full year, gross margins are expected to be in the mid-70% range.
•GAAP and non-GAAP operating expenses are expected to be approximately $4.0 billion and $2.8 billion, respectively. Full-year operating expenses are expected to grow in the low-40% range.
•GAAP and non-GAAP other income and expense are expected to be an income of approximately $300 million, excluding gains and losses from non-affiliated investments.

•GAAP and non-GAAP tax rates are expected to be 17%, plus or minus 1%, excluding any discrete items.
___________________________
For further information, contact:

Simona Jankowski	Mylene Mangalindan
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	mmangalindan@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, other, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases related to property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications and delivering unique value; markets where our expertise is critical; cloud service agreements being used to support our research and development efforts and our DGX Cloud offerings; a substantial increase in cash taxes in the second quarter being related to federal and state estimated tax payments; our forward stock split; our next quarterly cash dividend; gross margins being in the mid-70% range for the full year; our full-year operating expenses growing in the low-40% range; and our financial outlook and expected tax rates for the second quarter of fiscal 2025 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; and unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 28,	January 28,	April 30,
	2024	2024	2023

GAAP gross profit	$20,406	$16,791	$4,648
GAAP gross margin	78.4%	76.0%	64.6%
Acquisition-related and other costs (A)	119	119	119
Stock-based compensation expense (B)	36	45	27
Other (C)	(1)	4	8
Non-GAAP gross profit	$20,560	$16,959	$4,802
Non-GAAP gross margin	78.9%	76.7%	66.8%

GAAP operating expenses	$3,497	$3,176	$2,508
Stock-based compensation expense (B)	(975)	(948)	(708)
Acquisition-related and other costs (A)	(21)	(18)	(54)
Other (C)	—	—	4
Non-GAAP operating expenses	$2,501	$2,210	$1,750

GAAP operating income	$16,909	$13,615	$2,140
Total impact of non-GAAP adjustments to operating income	1,150	1,134	912
Non-GAAP operating income	$18,059	$14,749	$3,052

GAAP other income (expense), net	$370	$491	$69
(Gains) losses from non-affiliated investments	(69)	(260)	14
Interest expense related to amortization of debt discount	1	1	1
Non-GAAP other income (expense), net	$302	$232	$84

GAAP net income	$14,881	$12,285	$2,043
Total pre-tax impact of non-GAAP adjustments	1,082	875	927
Income tax impact of non-GAAP adjustments (D)	(725)	(321)	(257)
Non-GAAP net income	$15,238	$12,839	$2,713

	Three Months Ended
	April 28,	January 28,	April 30,
	2024	2024	2023
Diluted net income per share
GAAP	$5.98	$4.93	$0.82
Non-GAAP	$6.12	$5.16	$1.09

Weighted average shares used in diluted net income per share computation	2,489	2,490	2,490

GAAP net cash provided by operating activities	$15,345	$11,499	$2,911
Purchases related to property and equipment and intangible assets	(369)	(253)	(248)
Principal payments on property and equipment and intangible assets	(40)	(29)	(20)
Free cash flow	$14,936	$11,217	$2,643

(A) Acquisition-related and other costs are comprised of amortization of intangible assets and transaction costs, and are included in the following line items:
	Three Months Ended
	April 28,	January 28,	April 30,
	2024	2024	2023
Cost of revenue	$119	$119	$119
Research and development	$12	$12	$12
Sales, general and administrative	$8	$6	$42

(B) Stock-based compensation consists of the following:
	Three Months Ended
	April 28,	January 28,	April 30,
	2024	2024	2023
Cost of revenue	$36	$45	$27
Research and development	$727	$706	$524
Sales, general and administrative	$248	$242	$184

(C) Other consists of IP-related costs and assets held for sale related adjustments.

(D) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2025
Outlook
($ in millions)
GAAP gross margin	74.8%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	0.7%
Non-GAAP gross margin	75.5%

GAAP operating expenses	$3,950
Stock-based compensation expense, acquisition-related costs, and other costs	(1,150)
Non-GAAP operating expenses	$2,800